Exhibit 99.2

Hydromer, Inc. Announces its Revenue and Earnings for the Fiscal Year Ended June 30, 2003

    BRANCHBURG, N.J.--(BUSINESS WIRE)--Sept. 10, 2003--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX) reports that the Company's revenues for the twelve months ended June 30, 2003 were $6,373,203 as compared to $5,786,068 for the same period a year ago, or an increase of 10.1%.
Net income was $133,826 ($0.03 per share) for the current year as compared to $186,098 ($0.04 per share) the year before.
    Products and services sales were $4,162,737 for the fiscal year ended June 30, 2003, up 15.8% from $3,593,681 the prior year (fiscal
2002). Royalties, options and licensing revenues were essentially flat at $2,210,466 this year as compared to $2,192,387 the year before. The Company's gross profit was up 7.9% to $4,124,104 from $3,822,476 for the respective twelve month periods. Operating expenses remained flat at $3,796,101 this year as compared with $3,771,078 the year before. Operating income for the current year was $328,003 as compared with $51,398 the previous year.
    "The launch of our new anti-fog condensation control coatings at the end of our fiscal 2002 year, three new products utilizing our cosmetic intermediary technologies, the market penetration of our T-HEXX(R) barrier dips and the resumption of our contract manufacturing services after customer requested delays contributed to the 15.8% growth in product and services revenues" said Robert Y. Lee, Vice President of Finance. "Although royalties, options and licensing revenues held steady this past fiscal year (ending June 30, 2003), we were awarded U.S. Patent 6,599,448 on our new radio-opaque coatings in July 2003 and have another U.S. patent application, on our next-generation water-based lubricious coatings, pending with the U.S. Patent Office. We look for these two new technologies, along with our existing and future developments, to increase our royalties, options and licensing revenues in the near future."
    "Holding our operating expenses constant while increasing our gross profits yielded improvement to operating income. Furthermore, the June 30, 2002 year's operating income was impacted by product failure, which has since been resolved, and an one-time write-off of outdated patent technology. In addition, our fiscal 2002 results included recognition of an income tax benefit. " added Robert Y. Lee.
    "The structure of the consolidated operations continues to evolve." said Manfred Dyck, President and CEO of Hydromer. "We continue to extol the synergies of the Hydromer and the wholly owned Biosearch Medical Products subsidiary. We have seen growth in our contract manufacturing services area and look to capitalize on engineering and machine design opportunities shortly. With continued investment in bringing out new technology, we believe that we will be able to continue strong growth in revenue and earnings and to improve shareholder value."
    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.

    CONTACT: Hydromer, Inc.
             Robert Y. Lee, 908/722-5000